Exhibit (p)(29)

Contents

Contents		1
I.	Code of Ethics Policy	3
	Overview	3
	Standards of Professional Conduct	3
	Related Policies	4
II.	Personal Trading Policy	4
	Key Principles	5
III.	Personal Trading Procedures	5
	Section 1: Employee Monitoring Classifications	5
	Section 2: Securities Account Maintenance	6
	Securities Accounts and Authorized Broker-Dealers	6
	Mutual Fund Only Accounts and 529 Accounts	6
	Discretionary Managed Accounts	7
	Cryptocurrency	7
	Section 3: Preclearance Requirements	8
	Preclearance Requirements – General	8
	Preclearance Requirements – Margin Accounts and Limit Orders	8
	Preclearance Requirements – Voluntary Corporate Actions	8
	Preclearance Requirements – Gifts of Covered Securities	8
	Submitting a Preclearance Request	8
	Section 4: General Trading and Other Restrictions	9
	Material Nonpublic Information (MNPI):	9
	Blackout Period	9
	Exceptions to the Blackout Period	10
	Investment Persons	10

Code of Ethics and Personal Trading Policy and Procedures	2

	Investing in Affiliated Open-End Mutual Funds	10
	Sixty Day Covered Security Holding Period	11
	Short Sales	11
	Excessive Trading	11
	Security Ownership	11
	Prudential Securities	11
	Employer-issued Stock Option Transactions	12
	Direct Stock Purchase Plans	12
	Options and Futures	12
	Initial Public Offerings	12
	Private Investments	12
	Restricted Lists	12
	Investment Clubs	13
	Spread Betting	13
	Section 5: Additional Requirements for Designated Persons	13
	Section 6: Additional Requirements for Dual Hat Employees	13
	Section 7: Certifications	13
	Initial and Quarterly Compliance Policy Certification	13
	Initial and Quarterly Securities Accounts Certification	14
	Quarterly Transaction Certification	14
	Initial and Annual Holdings Certifications	14
	Broker Consent	14
	Initial and Quarterly Information Barrier Standards Certification	15
	Other Compliance Acknowledgements and Certifications	15
	Section 8: Exceptions	15
	Section 9: Violations	15
IV.	Internal Controls	16
V.	Escalating Concerns	16
VI.	Discipline and Sanctions	16
Exhibit A – Glossary		17
Exhibit B – Compliance and Reporting of Personal Transactions Matrix.		20

Code of Ethics and Personal Trading Policy and Procedures	3

I.	Code of Ethics Policy

Overview

Rule 204A-1 under the Investment Advisers Act of 1940 as amended requires investment advisers to adopt a written code of ethics designed to prevent fraud by reinforcing the principles that govern the conduct of investment advisory firms and their personnel. In addition, the Code of Ethics must set forth specific requirements relating to personal securities trading activity including reporting transactions and holdings.

Jennison’s Code of Ethics and Personal Trading Policy (the “Code”) applies to all employees. Jennison Associates (“Jennison” or the “Company”) expects that all employees will adhere to this Code without exception.

Standards of Professional Conduct

It is Jennison’s policy that its employees adhere to the highest ethical standards when discharging their investment advisory duties to our clients or in conducting general business activity on behalf of the Company. Actions, which expose any of us or the organization to even the appearance of an impropriety, must not occur. As a fiduciary1, Jennison owes its clients a duty of honesty, good faith, and fair dealing when discharging our investment management responsibilities. It is a fundamental principle of the Company to ensure that the interests of our clients come before those of Jennison or any of its employees. Therefore, as an employee of Jennison, we expect you to uphold these standards of professional conduct by not taking inappropriate advantage of your position, such as using information obtained as a Jennison employee to benefit yourself or anyone else in any way. It is particularly important to adhere to these standards when engaging in personal securities transactions and maintaining the confidentiality of information concerning the identity of security holdings and the financial circumstances of our clients. Any investment advice provided must be unbiased, independent and confidential. It is extremely important to not violate the trust that Jennison and its clients have placed in its employees.

The prescribed guidelines and principles, as set forth in the policies that follow, are designed to reasonably assure that these high ethical standards long maintained by Jennison continue to be applied and to protect Jennison’s clients by deterring misconduct by its employees. It is each employee’s responsibility to ensure that we:

•	Nurture a company culture that is highly moral and make decisions based on what is right
•	Build lasting customer relationships by offering only those products and services that are appropriate to customers’ needs and provide fair value
•	Maintain an environment where employees conduct themselves with courage, integrity, honesty and fair dealing at all times
•	Ensure no individual’s personal success or business group’s bottom line is more important than preserving the name and goodwill of Jennison
•	Regularly monitor and work to improve our ethical work environment

1 Investments Advisers frequently are fiduciaries for clients. Fiduciary status may exist under contract; common law; state law; or federal laws, such as the Investment Advisers Act of 1940, the Investment Company Act of 1940 and ERISA.

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Jennison employees should use the Code, as well as the related policies and procedures, as an educational guide that is complemented by Jennison’s training protocol.

Each Jennison employee has the responsibility to be fully aware of and strictly adhere to the Code of Ethics and the accompanying policies that support the Code. It should be noted that because ethics is not a science, there may be gray areas that are not covered by laws or regulations. Jennison and its employees will nevertheless be held accountable to such standards. Individuals are expected to seek assistance for help in making the right decision.

Related Policies

In addition to this document the following policies are designed to manage actual and potential conflicts of interest related to employees and abuse of an employee’s position of trust and responsibility.

1. Conflicts of Interest Policy and Procedures

2. Gifts and Entertainment Policy and Procedures

3. Personal Conflicts and Outside Business Activities Policy and Procedures

4. Political Contribution Policy and Procedures

5. Safeguarding the Receipt of MNPI Policy and Procedures

6. Prudential Code of Conduct – Making the Right Choices

7. Prudential Information Barrier Standards

II.	Personal Trading Policy

Jennison and its Employees owe a fiduciary duty to our Clients to conduct our affairs in a manner that:

•	avoids placing our own personal interests ahead of the interests of our Clients

•	avoids taking inappropriate advantage of our position with the Company

•	avoids any actual or potential conflicts of interest.

As such, Jennison has adopted this Personal Trading Policy (“Policy”) to ensure that Employees conduct their personal trading in a manner consistent with our fiduciary duty. This Policy is also designed to comply with various securities laws and regulations, including the Insider Trading and Securities Fraud Enforcement Act of 1988, the Conduct Rules of FI NRA, Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17(j) under the Investment Company Act of 1940, as applicable.

•	Capitalized terms used throughout this Policy are defined in the Glossary in Exhibit A

•	A Matrix of Jennison’s pre-approval and reporting requirements is listed in Exhibit B

If you are unclear as to your personal trading and reporting responsibilities, or have any questions concerning any aspect of this Policy, please contact the Personal Trading Compliance Team (PersonalTrading@jennison.com).

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Key Principles

Before engaging in any investment-related activity or transaction, you must carefully consider the nature of your responsibilities and the type of information that you might be deemed to possess regarding a particular securities transaction. In addition:

•	Employees may not trade based on Material Non-public Information (MNPI or Inside Information)
•	Employees may not profit, or cause others to profit, based on their knowledge of completed or contemplated client transactions
•	Employees may not improperly benefit by causing a client to act, or fail to act, in making investment decisions
•	Employees may not trade in any manner that conflicts with the interests of our clients, the parameters set by the Policy, or the restrictions imposed by Jennison’s restricted list
•	Employees may not use a derivative (futures, options, and other types) or any other instrument or means to circumvent the Policy if a direct investment in the underlying security is prohibited

III.	Personal Trading Procedures

The following rules, regulations and restrictions apply to the personal security transactions of all Employees.

Section 1:	Employee Monitoring Classifications

Some of the more frequent Employee monitoring classifications are listed below. Please see the Glossary in Exhibit A for a full list of classifications. For ease of reference, the term Employee will be used throughout this Policy and multiple classifications may apply depending on the Employee’s role.

•	Access Persons - Employees who work in support of our investment advisory activities and who may in the course of their responsibilities have access to nonpublic investment advisory client trading information or recommendations, or have access to nonpublic portfolio holdings. All Jennison Employees are classified as Access Persons. While contingent workers (e.g. consultants and temporary workers) are not Jennison Employees, those contingent workers who have access to sensitive or confidential information may be deemed Access Persons and subject to preclearance of personal securities trading activities and other Policy requirements as determined by the Personal Trading Compliance Team.

•	Designated Person - An Employee who, during the normal course of his or her job, has routine access to material nonpublic information about Prudential. Material nonpublic information may consist of financial or non-financial information about Prudential as a whole or one or more Divisions or Segments. Please refer to Prudential’s Global Insider Trading Policy for specific standards/requirements.

•	Dual Hat Employee - Employee who works in or supports the investment advisory activities of another PGIM asset management business or another entity under Prudential’s control. Please see Section 6 for additional rules and information.

•	Immediate Family Member – any of the following relatives who share the same household with you and are financially connected to you: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships. The term also includes any related or unrelated individual who resides with, or whose investments are controlled by, or whose financial support is materially contributed to by, the Employee, such as a significant other or domestic partner. For example, this could include individuals with whom you share living expenses, bank accounts, rent or mortgage payments, ownership of a home, or any other material financial support. These situations should be reviewed on a case-by-case basis by the Personal Trading Compliance Team.

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•	Investment Persons – Access Persons who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities for client accounts (i.e., portfolio managers and research analysts).

Section 2:	Securities Account Maintenance

Securities Accounts and Authorized Broker-Dealers

Access Persons and Investment Persons are required to maintain their Securities Accounts at an Authorized Broker-Dealer. Please review Exhibit A for the definition of Securities Accounts and for the list of Authorized Broker-Dealers.

All Securities Accounts must be reported in our third party vendor system, PTA, or by contacting the Personal Trading Compliance Team. Employees who are newly subject to this requirement are required to transfer their Securities Accounts to an Authorized Broker-Dealer within sixty days of their Company start date. In addition, in the event that you open a new Securities Account, you should report it in PTA within thirty days of activating the new account.

Exceptions to the Authorized Broker-Dealer requirement will be evaluated on a case-by-case basis and will be approved on a limited basis. Exceptions must be submitted to the Personal Trading Compliance Team and require the approval of both the Chief Compliance Officer and Chief Executive Officer. If, at any time, the facts and circumstances have changed regarding an account(s) for which an exception has been previously granted, the Employee must promptly notify the Personal Trading Compliance Team and request that the account(s) be reviewed in light of the changed circumstances. Additionally, Employees must submit documentation to the Personal Trading Compliance Team upon request to re-validate exceptions that were previously granted.

Even if you are granted an exception to the Authorized Broker-Dealer requirement and are permitted to maintain an account with a broker-dealer who is not authorized, you or the brokerage firm(s) that maintain(s) your securities account(s) must provide trade confirmations and account statements (“trading activity”) to Jennison’s Personal Trading Compliance Team.

Certain brokers may require written consent forms with physical signatures from all account owners, including Immediate Family Members, prior to transmitting personal trading data to Jennison for new and existing accounts.

Jennison recognizes that some of its Employees may, due to their living arrangements, be uncertain as to their obligations under this requirement of the Policy. If an Employee has any question or doubt as to whether a Securities Account is subject to this Policy, he or she must consult with the Personal Trading Compliance Team.

Mutual Fund Only Accounts and 529 Accounts

Access Persons and Investment Persons must report all Securities Accounts held at a broker-dealer even if the account is limited to the purchase and sale of open-end mutual funds.

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Some mutual fund companies allow mutual fund shares to be purchased and held directly through the fund’s transfer agent rather than through a broker-dealer. Such mutual fund transfer agency accounts, including the underlying transactions and holdings in those accounts, do not need to be reported to Jennison, unless such accounts hold Affiliated Open-End Mutual Funds.

529 College Savings Plans purchased directly from a state sponsor rather than through a broker-dealer are not subject to this Policy and do not require disclosure.

Discretionary Managed Accounts

Access Persons and Investment Persons must disclose Discretionary Managed Accounts to the Personal Trading Compliance Team and must provide a copy of the executed Discretionary Managed Account Agreement for review and approval. Upon approval, duplicate statements and trade confirmations for these accounts are not required to be submitted. However, any Employee may be asked to provide the Personal Trading Compliance Team with periodic statements for certain Discretionary Managed Accounts.

A Discretionary Managed Account Agreement may establish general investment objectives. However, the account owner may not make or be permitted to make any specific decisions regarding the purchase or sale of individual securities for the account. If the account owner has granted management of their Discretionary Managed Account to a third party, then the account owner must not influence or control the account, such as by suggesting purchases or sales of investments, directing transactions, or consulting with the manager regarding allocation of investments in any way that could affect the selection of specific securities.

Employees who reported and have received approval to maintain a Discretionary Managed Account are required to complete a periodic certification to the effect that they have not influenced the purchase and sale of investments as noted in the paragraph above. The financial professional responsible for the Discretionary Managed Account may be required to submit a separate certification to the Personal Trading Compliance Team regarding the account. Additionally, either the Employee or the financial professional may be asked periodically to discuss the nature of the account with the Personal Trading Compliance Team.

Employees are required to inform the Personal Trading Compliance team immediately if they terminate any approved advisory relationship or make management changes.

For the purposes of this Policy, automated adviser accounts (colloquially referred to as robo-advisers) that utilize algorithms to manage client assets may be subject to the same provisions of this Policy as Discretionary Managed Accounts provided the robo-adviser’s managed account agreement is accepted by the Personal Trading Compliance Team.

Cryptocurrency

Cryptocurrency (or other digital assets) accounts or “wallets,” as they are commonly known, that do not have brokerage capability do not need to be reported and the purchase or sale of actual cryptocurrency (or other digital asset) does not require preclearance or reporting. However, because certain cryptocurrency offerings such as initial coin offerings and cryptocurrency-based ETFs and futures contracts may be considered securities offerings, while they do not require preclearance they are required to be reported.

Please contact the Personal Trading Compliance Team to determine whether any such offering requires preclearance or reporting.

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Section 3:	Preclearance Requirements

Preclearance Requirements – General

Preclearance of personal securities transactions allows Jennison to prevent personal trades that may conflict with Client trades or transactions. As such, Access Persons and Investment Persons (subject to the exceptions noted below) must preclear all transactions in Covered Securities as defined in Exhibit A. Preclearance is not required for transactions that are Non-Volitional as defined in Exhibit A.

Determination as to whether or not a particular transaction requires pre-approval should be made by consulting the Compliance and Reporting of Personal Transactions Matrix found in Exhibit B.

Preclearance is not required for Covered Securities based on certain broad-based indices, commodities and cryptocurrency (the “Broad Based Indices List”). A list of these securities is maintained by the Personal Trading Compliance Team and is available on PTA for your reference.

Preclearance Requirements – Margin Accounts and Limit Orders

Access Persons and Investment Persons are discouraged from entering limit orders that carry over to a future trading day and from maintaining margin accounts. If you engage in multi-day limit orders, you must obtain preclearance approval on each day that the order is outstanding. Transactions triggered by limit orders, margin calls, or margin account maintenance fees require preclearance approval and may result in violations of the Policy.

Preclearance Requirements – Voluntary Corporate Actions

Access Person and Investment Persons are required pre-clear voluntary corporate actions. If Investment Persons hold or cover the issuer of the corporate action then they need to contact the Personal Trading Compliance Team for review.

Purchases or sales that are not voluntary, including tender offers and acquisition of securities because of a corporate action, are not subject to the requirements outlined in the Policy.

Preclearance Requirements – Gifts of Covered Securities

Preclearance is required if Access Person or Investment Person gifts a Covered Security to a person. Preclearance is not required if Access Person or Investment Person donates a Covered Security to charity/non-profit organization that the Employee does not own or control.

The acquisition of Covered Securities because of a gift or inheritance is not subject to the requirements outlined in the Policy.

Submitting a Preclearance Request

Preclearance requests must be submitted via PTA, which can be accessed by clicking on Personal Trading Quick Link on JennOnline. Automated feedback will be provided as to whether the request is approved, denied, or in need of further review. Preclearance requests may be submitted between 10:15 AM and 4:00 PM Eastern Standard Time. Submitting a preclearance request outside of these times will result in a system-generated denial.

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When requesting preclearance for a personal securities trade or transaction, Access and Investment Persons should preclear the maximum number of shares and principal that they might trade that day. Also, Access and Investment Persons can trade fewer shares or principal, but you cannot trade more than the amount precleared that day.

Approved trades must be executed by the close of the business on the day in which the preclearance approval is granted. Approved orders for securities traded in foreign markets may be executed within two business days from the date preclearance is granted. Failure to obtain preclearance approval on the exact day of trading will result in a violation.

For private securities transactions, approval request forms can be found in PTA in the Forms section. Completed private securities transactions must be reported to the Personal Trading Compliance Team within thirty days of making the investment.

Section 4:	General Trading and Other Restrictions

Material Nonpublic Information (MNPI):

No Access Persons or an Investment Person may buy or sell any security while in possession of Material Nonpublic Information. Employees may not recommend, advise, or encourage any other person to engage in such activity. Access Persons and Investment Persons may not use their knowledge of transactions in funds or other accounts advised by any Jennison or Prudential entity to profit by the market effect of these transactions.

Please refer to Jennison’s Safeguarding the Receipt of MNPI Policy and Procedures for additional information.

Blackout Period

Jennison’s Blackout Period Rules apply to all Access Persons and Investment Persons and is defined as the period of seven calendar days before or after a transaction was executed in a Client account in the same or an equivalent security. The Blackout Period also includes pending buy or sell orders in the same or equivalent security, otherwise known as an Open Order.

Subject to the exceptions noted below Access Persons and Investment Persons are prohibited from knowingly:

•	executing a securities transaction on the same day that a client has a pending buy or sell order in the same or an equivalent security;
•	buying or selling a security within seven calendar days before or after a client trades in the same or an equivalent security;
•	executing a securities transaction if such trade will interfere in any way with the orderly trade execution of such security by any client; and
•	executing a securities transaction after such security has been recommended to any client or after being traded for any clients, if the trade is effected with a view to making a profit on the anticipated market action of the security resulting from such recommendation, purchase or sale.

If an Access Person or an Investment Person trades during a Blackout Period, reversal of the trade and disgorgement may be required. For example, if an Access Person’s trade is pre-approved and executed and subsequently, within seven days of the transaction, the Company trades on behalf of clients, the Personal Trading Compliance Team will review the personal trade in light of firm trading activity and make a recommendation as to whether additional action should be taken.

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In those circumstances where an Investment Person personally trades within seven days of firm trading, the Chief Compliance Officer, Chief Legal Officer and Senior Management will determine on a case-by-case basis the appropriate action. Regardless of the actual impact to clients, the perceived conflict of interest and appearance may determine that the Investment Person be required to reverse the trade and disgorge to the firm any difference due to an incremental price advantage over the client’s transaction.

Access Persons and Investment Persons who may also be Designated Persons are prohibited from executing trades in Prudential related securities unless the trading window is open.

Exceptions to the Blackout Period

Exceptions to the Blackout Period provision may be granted for De Minimis Transactions, which are:

•	Any trades, or series of trades effected over a 30 calendar day period, involving $50,000 or less in a security with a market capitalization greater than $2 billion and less than $25 billion; and

•	Any trades, or series of trades effected over a 30 calendar day period, involving $100,000 or less in a security with a market capitalization greater than $25 billion.

Please note that there is no De Minimis exception for securities with market capitalization of under $2 billion or Fixed Income securities.

Trades meeting the De Minimis exception are subject to the preclearance requirement as well as additional rules and satisfactory responses to preclearance questions in PTA.

The Blackout Period restriction does not apply to the securities listed on the Broad Based Indices List.

Investment Persons

Investment Persons who are Portfolio Managers are prohibited from selling securities in their personal account(s) while that security is held in a Client account where they are named as a Portfolio Manager.

Investment Persons who are Portfolio Managers are prohibited from buying securities in their personal account(s) while that security is held short in a Client account where they are named as a Portfolio Manager.

Investment Persons who are Research Analysts are prohibited from selling in their personal account(s) any security in their research coverage while that same security is held in any fundamental Client account.

The restrictions outlined in this Investment Persons section supersede the De Minimis Transaction exception outlined above.

Investing in Affiliated Open-End Mutual Funds

Jennison and Prudential serve as the sub-adviser and/or adviser to a variety of investment products including open-end mutual funds, exchange traded products and investment trusts. While Access Persons and Investment Persons must disclose accounts that hold Affiliated Open-End Mutual Funds, they do not need to pre-clear transactions in such funds. Employees should be aware that these funds may have restrictions on frequent trading and other restrictions as described in its fund prospectus.

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Sixty Day Covered Security Holding Period

Access Persons and Investment Persons are prohibited from executing a purchase and sale, or sale and purchase, of the same or an equivalent Covered Security within any sixty calendar day period. Calculations are made using the LIFO accounting methodology.

This prohibition also does not apply when trading in those securities listed on the broad based indices list maintained by the Personal Trading Compliance Team and available on PTA for your reference.

Short Sales

Access Persons and Investment Persons may not short Prudential related securities under any circumstances. Additionally, Access Persons and Investment Persons are prohibited from taking a short position in a security that is held in a fundamental Client account.

Excessive Trading

Access Persons and Investment Persons are discouraged from engaging in a pattern of securities transactions that is so excessively frequent as to potentially impact their ability to carry out their assigned responsibilities. Personal trading activity of Access Persons and Investment Persons who execute more than 75 trades in Covered Securities in a quarter will be reported to senior management. A pattern of excessive or inappropriate trading may lead to disciplinary action under the Policy up to and including termination.

Security Ownership

Access Persons and Investment Persons are generally prohibited from holding more than 0.05% of shares outstanding of any individual Covered Security across all Securities Accounts. Investments in private companies will be evaluated on a case-by-case basis.

Prudential Securities

Prudential Financial, Inc. (PFI) is a publicly traded company. All Access Persons and Investment Persons are prohibited from trading Prudential securities while in possession of material, nonpublic information regarding PFI.

It is against Prudential’s interest for you to engage in speculative transactions in Prudential securities. Therefore, with respect to PFI related securities, you may not engage in: (a) short sales (selling PFI related securities you do not own); (b) transactions involving publicly traded options or other derivatives, such as trading in puts or calls; (c) hedging transactions; or (d) pledging, or using as collateral, PFI related securities to secure personal loans or other obligations, and holding shares of Prudential common stock in a margin account. For additional details refer to Prudential’s Global Insider Trading Policy.

With the exception of Designated Persons, Access Persons and Investment Persons, are not required to pre-clear the purchase or sale of Prudential common stock (PRU) or the exercise of Prudential options. Additionally, Access Persons and Investment Persons are not subject to the Sixty Day Covered Security Holding Period.

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Employer-issued Stock Option Transactions

The exercise of employee stock options granted by a third party as compensation do not require preclearance provided the converted shares are not liquidated. All Employees must preclear the sale of shares resulting from the exercise of an employer-issued stock option.

Direct Stock Purchase Plans

Subject to preclearance, long-term investing through direct stock purchase plans, Automatic Investment Plans and Dividend Reinvestment Plan (DRIPs) is permitted. The terms of the plan, the initial investment, and any notice of intent to purchase through automatic debit must be provided to and approved by the Personal Trading Compliance Team. Any changes to the original terms of the approval as well as any sales or discretionary purchase of securities in the plan must be submitted for preclearance. Termination of participation in such a plan must be reported to the Personal Trading Compliance Team. Provided that the automatic monthly purchases have been approved by the Personal Trading Compliance Team, each automatic monthly purchase need not be submitted for pre-approval. For purposes of applying the Sixty-Day Covered Security Holding Period only discretionary (volitional transactions) will be matched. Additionally, holdings need to be disclosed annually.

Options and Futures

Access Persons and Investment Persons are prohibited from transacting in options and futures where the underlying security is a Covered Security that requires preclearance.

Initial Public Offerings

Access Persons and Investment Persons are prohibited from purchasing initial public offerings of securities. For purposes of this Policy, “initial public offerings of securities” do not include offerings of government or municipal securities.

Private Investments

Access Persons and Investment Persons are prohibited from investing in a Private Investment without prior approval from the Personal Trading Compliance Team, as needed. Such review will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Employee by virtue of his or her position at Jennison. Review of the Private Investment will also consider whether the investment is likely to result in a current or future conflict with clients, including a future public offering. If the Personal Trading Compliance Team identifies a potential conflict additional approvals from the employee’s supervisor or the Investment Strategy Head is required.

To preclear a Private Investment, please use the Private Investment Form which can be found in the “Forms” section in PTA.

Restricted Lists

Access Persons and Investment Persons are prohibited from purchasing or selling securities of issuers on Jennison’s Restricted List.

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Investment Clubs

Access Persons and Investment Persons may not participate in Investment Clubs.

Spread Betting

Spread betting is a speculative transaction that involves taking a bet on the price movement of a security, index, or other financial product via a spread betting company. Spread betting on financial products is not permitted and Access Persons and Investment Persons may not use spread betting accounts to circumvent the Policy. Spread betting on non-financial products, such as sporting events, is not covered by the Policy.

Section 5:	Additional Requirements for Designated Persons

Access Persons who are identified as Designated Persons are subject to the requirements outlined in Prudential’s Global Insider Trading Policy.

Section 6:	Additional Requirements for Dual Hat Employees

Access Persons who are identified as Dual Hat Employees are subject to the requirements outlined in Prudential’s Information Barrier Standards. Those employees are also required to attest annually that they have complied with the Standards.

Section 7:	Certifications

All reports and certifications must be completed via PTA. Failure to complete certifications in a timely manner may result in disciplinary action such as monetary penalties, suspension without pay or other disciplinary action up to and including termination of employment.

Initial and Quarterly Compliance Policy Certification

All Access Persons and Investment Persons must complete an initial and a quarterly Compliance Policy Certification acknowledging:

•	The receipt and that they have read and understand Jennison’s Code of Ethics and Personal Trading Policy

•	The receipt and that they have read, understood and complied with all Compliance Program Policies

Access Persons and Investment Persons must also provide a written (or electronic) acknowledgment of their receipt and understanding of any material amendment to Jennison’s Code of Ethics and Personal Trading Policy.

Additionally, all Access Persons and Investment Persons must confirm compliance with all applicable federal securities laws on a quarterly basis.

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Initial and Quarterly Securities Accounts Certification

Upon hire and quarterly thereafter, all Access Persons and Investment Persons must certify to the completeness and accuracy of the list of all reportable Securities Accounts, including those held at Authorized Broker-Dealers and those held at non-authorized firms. Your submission of the Securities Accounts certification will confirm that you have instructed all brokers for such accounts to send duplicate copies of account statements and trade confirmations, physically or via an electronic feed, to the Personal Trading Compliance Team. Additionally, by submitting the certification you agree to notify the Personal Trading Compliance Team of any changes to your Securities Accounts that are not held at an Authorized Broker-Dealer pursuant to an exception that has been granted to you.

Please note that Access Persons and Investment Persons may hold and trade Affiliated Open-End Mutual Funds through Authorized Broker-Dealers, Prudential Mutual Fund Services, the Prudential Employee Savings Plan (“PESP”), and the Jennison Savings Plan.

In addition, Access Persons and Investment Persons may maintain accounts with respect to certain Affiliated Open-End Mutual Funds directly with the fund company, provided that details of such account and duplicate confirms and statements are provided to the Personal Trading Compliance Team.

Quarterly Transaction Certification

All Access Persons and Investment Persons must submit transaction information within 30 days after the end of a calendar quarter, with respect to any transaction in Securities Accounts, including activity in Affiliated Open-End Mutual Funds and Private Investments.

To facilitate compliance with this reporting requirement, the Company requires that a duplicate copy of all trade confirmations and brokerage statements be supplied, physically or via an electronic feed, directly to the Personal Trading Compliance Team..

Initial and Annual Holdings Certifications

Within ten calendar days of becoming an Access Person or Investment Person all Employees must disclose their personal securities holdings in all Covered Securities. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person or Investment Person.

Each Access Person or Investment Person shall also submit an annual holdings certification in the beginning of each calendar year with holdings that are current as of a date no more than 45 days prior to the date of submission of the certification.

This Initial and Annual Holding Certification must include all holdings of Private Investments (e.g., limited partnership interests, private placements, hedge funds, etc.) and all holdings in Affiliated Open-End Mutual Funds. This includes those positions held in 401(k) Plans held at other companies, excluding money market funds. Covered Securities held in Discretionary Managed Accounts and certain trust accounts are not required to be reported on an Initial or an Annual Holdings Certification.

Broker Consent

Certain brokers may require written consent forms with physical signatures from all account owners, including Immediate Family members, prior to transmitting personal trading data to Jennison for new and existing accounts. To assure compliance with this Policy, you must provide consent in a manner required by each broker.

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Initial and Quarterly Information Barrier Standards Certification

All Access Persons and Investment Persons must receive training on Prudential's Information Barrier Standards. Additionally Employees must acknowledge at time of employment and quarterly that they have read and understood the Information Barrier Standards and will abide by the terms stated therein.

Other Compliance Acknowledgements and Certifications

Access Persons and Investment Persons may be required to submit additional acknowledgements or certifications upon request as regulatory requirements change and industry standards evolve. Access Persons and Investment Persons will be notified by the Personal Trading Compliance Team when new acknowledgments are required.

Section 8:	Exceptions

Exceptions to the Policy are rare and require the approval of the Chief Compliance Officer and the Chief Executive Officer. In all instances, exceptions will only be granted where such exception would not violate laws or regulation.

All personal trade monitoring requirements outlined in this Policy remain in effect while an Employee is on leave of absence, disability, or vacation.

Section 9:	Violations

Employees are required to promptly report any known violations of this Policy to the Personal Trading Compliance Team or the Chief Compliance Officer or her designee. The Code forbids any form of intimidation or retaliation against an employee for fulfilling this obligation. Retaliation against an employee who reports a Code violation is in itself a violation of the Code. Additional policies and guidelines for reporting concerns regarding financial or compliance issues & non-retaliation are included in Jennison’s Employee Handbook.

Reported violations and other violations of this Policy detected through internal monitoring will be reported to the Jennison Compliance Council and the Employee’s supervisor. The Compliance Council will review all violations of the Policy and the penalties assessed and may recommend additional sanctions or other disciplinary actions it deems appropriate.

Penalties will generally be assessed in accordance with a schedule maintained by the Personal Trading Compliance Team. These, however, are minimum penalties. The Company reserves the right to take any other appropriate action and depending on the facts and circumstances of the violation, sanctions may include monetary penalties, suspension without pay, suspension of personal trading privileges or other disciplinary action up to and including termination of employment. Disgorgement of profits and reversal of the trade may also be required for Policy violations. Any Penalties or profits disgorged to the Company will be donated to a charitable organization selected by the Company in the name of the Company.

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IV.	Internal Controls

The Personal Trading Compliance Team has the day to day responsibility of monitoring Employees’ compliance with the requirements of the Code of Ethics and Personal Trading Policy and Procedures. The PTA system produces exception reports which are evaluated by the Personal Trading Compliance Team. Any breach determined to be a violation would be escalated to the Chief Compliance Officer. Additionally Jennison’s Compliance Council meets quarterly and reviews personal trading topics including: policy violations and exceptions, private investments, and policy changes.

V.	Escalating Concerns

Any concerns about aspects of the policy that lack specific escalation guidance may be reported to the reporting employee’s supervisor, the Chief Compliance Officer, Chief Legal Officer, Chief Risk Officer, Chief Ethics Officer, Chief Operating Officer or Chief Executive Officer. Alternatively, Jennison has an Ethics Reporting Hotline phone number and email address that enable employees to raise concerns anonymously. Information about the Ethics Reporting Hotline phone number and email address can be found on the Jennison intranet’s “Ethics” web page.

VI.	Discipline and Sanctions

All Jennison employees are responsible for understanding and complying with the policies and procedures outlined in this policy. The procedures described in this policy are intended to ensure that Jennison and its employees act in full compliance with the law. Violations of this policy and related procedures will be communicated to your supervisor and to senior management through Jennison ’s Compliance Council, and may lead to disciplinary action.

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Exhibit A – Glossary

Access Persons – Employees who work in or support portfolio management activities, have access to nonpublic investment advisory client trading information or recommendations, or have access to nonpublic portfolio holdings. This includes Employees or officers of a mutual fund or investment adviser who, in connection with their normal responsibilities, make, participate in, or have access to current or pending information regarding the purchase or sale of securities by any portfolios managed by the business unit or group of business units to which the individual is deemed to have access. All Jennison Employees are classified as Access Persons. While contingent workers (e.g. consultants and temporary workers) are not Jennison Employees, those contingent workers who have access to sensitive or confidential information may be deemed Access Persons and subject to preclearance of personal securities trading activities and other Policy requirements as determined by the Personal Trading Compliance Team.

Affiliated Open-End Mutual Fund - a proprietary investment company advised by Prudential, or a nonproprietary investment company sub-advised by Prudential, and any investment company whose investment adviser or principal underwriter is controlled by or under common control with Prudential, including Jennison.

Authorized Broker-Dealer – the Authorized Broker-Dealers include:

•	Charles Schwab
•	E*TRADE
•	Edward Jones
•	Fidelity Investments
•	Goldman Sachs
•	JP Morgan Chase
•	Merrill Lynch
•	Morgan Stanley
•	UBS Financial Services
•	Vanguard
•	Wells Fargo Advisors

Automatic Investment Plan – regular periodic purchases (or withdrawals) that are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes dividend reinvestment plans (“DRIPs”) and Employee Stock Purchase Plans (“ESPPs”).

Beneficial Interest – Employee has Beneficial Interest of any account or securities in which the Employee has a direct or indirect financial interest. This includes accounts or securities held in the Employee’s own name or the name of their spouse or equivalent domestic partner, minor children, and relatives living with the Employee and to whom the Employee provides or receives financial support or whose investments for which the Employee has discretion, influence, or control. This could include accounts or securities of individuals with whom the Employee shares living expenses, bank accounts, rent or mortgage payments, ownership of a home, or any other material financial support.

Blackout Period – a period of one or seven calendar days before or after a transaction was executed in a client account in the same or an equivalent security The Blackout Period also includes pending buy or sell orders in the same or equivalent security, otherwise known as an Open Order.

Company – Jennison Associates LLC

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Covered Security - includes all securities in which an Access Person or Investment Person has the opportunity, directly or indirectly, to profit or share in the profit derived from transactions in such securities. This includes all equity, debt and derivative related transactions with the exception of:

•	direct obligations of the U.S. Government[2]
•	bankers acceptances
•	bank certificates of deposit
•	commercial paper
•	high quality short-term debt (A-1, P-1 & maturity of less than 1 year), including repurchase agreements
•	U.S. treasury bills, notes, bonds
•	Currencies
•	Cryptocurrencies
•	shares issued by money market funds
•	shares issued by open-end mutual funds (excluding the Affiliated Open-End Mutual Funds)
•	annuities and life insurance contracts
•	529 plans purchased directly from a state sponsor

Discretionary Managed Account – an account managed on a discretionary basis by a person other than the Employee or an algorithmic tool (robo-adviser), over which the Employee has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions therein. A Discretionary Managed Account must have a formal investment management agreement that provides full discretionary authority to a third-party money manager.

Dividend Reinvestment Plan (DRIPs) – a stock purchase plan offered by a corporation whereby shareholders purchase stock directly from the company (usually through a transfer agent) and allow investors to reinvest their cash dividends by purchasing additional shares or fractional shares.

Dual Hat Employee – Employee who works in or supports the investment advisory activities of another PGIM asset management business or another entity under Prudential’s control.

Employee – any person employed by Jennison. While contingent workers are not Employees, those contingent workers that obtain information regarding the purchase or sale of securities in portfolios managed by the Company may be subject to this Policy, as determined on a case-by-case basis.

Immediate Family Member– any of the following relatives who share the same household with you and are financially connected to you: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships. The term also includes any related or unrelated individual who resides with, or whose investments are controlled by, or whose financial support is materially contributed to by, the Employee, such as a significant other or domestic partner. For example, this could include individuals with whom you share living expenses, bank accounts, rent or mortgage payments, ownership of a home, or any other material financial support. These situations should be reviewed on a case-by-case basis by the Personal Trading Compliance Team.

Initial Public Offering – an offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

2 Includes securities that carry full faith and credit of the U.S. Government for the timely payment of principal and interest such as Ginnie Maes, U.S. Savings Bonds and U.S. Treasuries

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Investment Club – a group of two or more people, each of whom contributes monies to an investment pool and participates in the investment making decision process and shares in the investment returns.

Investment Persons – Access Persons who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities for client accounts (i.e., portfolio managers and research analysts).

Material Nonpublic Information – Information that is not generally available to the investing public that an investor, considering all the surrounding facts and circumstances, would find important in deciding whether or when to buy, sell, or hold a security.

Non-Volitional – Securities Account activity related to: i) transactions in approved Discretionary Managed Accounts; ii) transaction in preapproved dividend reinvestment plans; iii) transactions resulting from automatic rebalancing plans; and v) receipt of stock or option bonus awards.

Personal Trading Compliance Team – the team within Compliance responsible for oversight of all aspects of personal trading. You can contact the team at PersonalTrading@jennison.com.

Private Investment - an offering that is exempt from registration under the Securities Act of 1933, as amended, under Sections 4(2) or 4(6), or Rules 504, 505 or 506 there under.

Prudential Affiliated Funds – Proprietary funds advised by Prudential, or a non-proprietary fund subadvised by Prudential, and any fund whose investment adviser or principal underwriter is controlled by or under common control with Prudential.

PTA (also called ECM) – FIS Employee Compliance Manager– a third-party vendor system used by Jennison to facilitate the surveillance and reporting of personal securities trading information, disclosures, certifications and reporting.

Restricted List – a listing of securities in which trading by Employees is generally prohibited.

Securities Accounts – a securities account is an account for which an Employee directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect Beneficial Interest (as defined above) in the account. This includes:

•	personal accounts;
•	accounts in which the Employee’s spouse has a beneficial interest;
•	accounts in which the Employee’s minor children or any dependent family member has a beneficial interest;
•	joint or tenant-in-common accounts in which the Employee is a participant;
•	accounts for which the Employee acts as trustee, executor or custodian;
•	accounts over which the Employee exercises control or have investment discretion;
•	accounts of any Immediate Family members;
•	accounts in which purchases and sales are limited to Affiliated Open-End Mutual Funds or any other Prudential Affiliated Funds

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Exhibit B – Compliance and Reporting of Personal Transactions Matrix

Investment Category/Method	Sub-Category	Required Pre-Approval[4] (Y/N)	Reportable (Y/N)	If reportable, minimum reporting frequency
BONDS	Treasury Bills, Notes, Bonds	N	N	N/A
	Commercial Paper	N	N	N/A
	Other High Quality Short-Term Debt Instrument[3]	N	N	N/A
	Agency	N	Y	Quarterly
	Tax Free Auction Rate Securities	N	Y	Quarterly
	Non tax free Auction Rate Securities	Y	Y	Quarterly
	Corporates	Y	Y	Quarterly
	MBS	Y	Y	Quarterly
	ABS	Y	Y	Quarterly
	CMO’s	Y	Y	Quarterly
	Municipals	N	Y	Quarterly
	Convertibles	Y	Y	Quarterly
	Public Offering	Y	Y	Quarterly

STOCKS	Common	Y	Y	Quarterly
	Preferred	Y	Y	Quarterly
	Rights	Y	Y	Quarterly
	Warrants	Y	Y	Quarterly
	Initial, Secondary and Follow On Public Offerings	Y	Y	Quarterly
	Automatic Dividend Reinvestments	N	N	N/A
	Optional Dividend Reinvestments	Y	Y	Quarterly
	Direct Stock Purchase Plans with automatic investments	Y	Y	Quarterly
	Employee Stock Purchase/Option Plan	Y4	Y	*

OPEN-END MUTUAL FUNDS AND ANNUITIES	Affiliated Open-End Mutual Funds	N	Y	Quarterly
	Non-Affiliated Open-End Mutual Funds, not managed by Jennison or Prudential	N	N	N/A

CLOSED END FUNDS, UNIT INVESTMENT TRUSTS AND ETFs	All Prudential Affiliated & Non-Affiliated Funds	N	Y	Quarterly
	Exchange Traded Funds (ETF)	Y 5	Y	Quarterly
	Purchase or Sale of Units	Y	Y	Quarterly

COMMODITIES	Physical Commodity	N	N	N/A
	Commodity Futures	N	Y	Quarterly
	ETFs tracking price of a Physical Commodity[4]	N	Y	Quarterly

3 “High Quality Short-Term Debt Instrument” means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Agency (Moody’s and S&P).

4 Pre-approval of the sales of securities or exercising of options acquired through Employee Stock Purchase or Employee Stock Option Plans are required, except for the exercise of Prudential options. Holdings are required to be reported annually, transactions subject to pre-approval are required to be reported quarterly. Pre-approval is not required to participate in such plans.

5 Preclearance is not required for certain Covered Securities tracking broad based indices, commodities and cryptocurrency. The list of exempt securities is maintained by the Personal Trading Compliance Team and available on PTA for your reference.

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Investment Category/Method	Sub-Category	Required Pre-Approval[4] (Y/N)	Reportable (Y/N)	If reportable, minimum reporting frequency
DERIVATIVES	Any exchange traded, NASDAQ, or OTC option or futures contract, including, but not limited to:
	Financial Futures	**	Y	Quarterly
	Commodity Futures	N	Y	Quarterly
	Options on Futures	**	Y	Quarterly
	Options on Securities	**	Y	Quarterly
	Non-Broad Based Index Options	Y	Y	Quarterly
	Non Broad-Based Index Futures Contracts and Options on Non-Broad Based Index Futures Contracts	Y	Y	Quarterly
	Broad Based Index Options[4]	N	Y	Quarterly
	Broad Based Index Futures Contracts and Options on Broad Based Index Futures Contracts[4]	N	Y	Quarterly
	Structured Notes	Y	Y	Quarterly

CURRENCY	Foreign Currency	N	N	N/A
	Any exchange traded currency/cryptocurrency investment vehicle (e.g. trust, ETF)	N	Y	N/A
	Currency Options	N	Y	N/A
	Currency Futures	N	Y	N/A
	Currency Forwards	N	Y	N/A
	Cryptocurrency	N	N	N/A

LIMITED PARTNERSHIPS, PRIVATE INVESTMENTS		Y	Y	Quarterly

VOLUNTARY TENDER OFFERS		Y	Y	Quarterly

DISCRETIONARY MANAGED ACCOUNT PROGRAMS	Employee Directed Portfolio Transactions	Y	Y	Quarterly
	Transactions executed by the investment adviser without account holder’s direction	N	N	N/A

** Pre-approval of a personal derivative securities transaction is required if the underlying security requires pre-approval.